Exhibit 10.10

NON-COMPETITION/NON-SOLICITATION AGREEMENT

THIS NON-COMPETITION/NON-SOLICITATION AGREEMENT (“Agreement”) is made and entered into as of this 30th day of June, 2008, by and between Redhook Ale Brewery, Incorporated (“Redhook”) and Kurt Widmer (“Target Principal”).  Redhook and Target Principal are referred to herein separately as a “Party” and collectively as the “Parties”.

Recitals

WHEREAS, on November 13, 2007, Redhook and Widmer Brothers Brewing Company (“Target”) entered into an Agreement and Plan of Merger providing for the merger of Target with and into Redhook (as amended to date, the “Merger Agreement”); capitalized terms not defined herein shall have the meaning given those terms in the Merger Agreement.

WHEREAS, Target Principal is a founder and major shareholder of Target, and has knowledge of and access to confidential and proprietary information about Target which, if used in competition with Redhook, could cause serious and irreparable harm to Redhook.

Agreement

NOW, THEREFORE, for purposes of inducing Redhook to consummate the transactions contemplated by the Merger Agreement, and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

1.         Covenant Not to Compete.  For a period of five (5) years from and after the Closing Date (the “Restricted Period”), Target Principal shall not, and shall not permit or cause any of his Affiliates to, directly or indirectly, engage in the manufacturing, advertising, marketing, sale or distribution, whether for himself or for third parties, of any malt beverage, soda beverage or alcoholic beverage product, in North America (collectively, the “Restricted Business”).

2.         Covenant Not to Solicit.  The Target Principal agrees that during the Restricted Period, the Target Principal shall not, and shall not permit or cause any of his Affiliates (other than Anheuser-Busch, Incorporated or any of its Affiliates) to, directly or indirectly, except on behalf of Redhook or with the prior written consent of Redhook (which consent may be withheld, delayed or conditioned at Redhook’s sole discretion):

2.1    solicit or encourage any employees of Redhook to (1) leave employment with Redhook or (2) enter into an employment or a service arrangement related to the Restricted Business;

2.2    hire, engage or enter into any service arrangement with any employees of Redhook; or

2.3    with respect to the Restricted Business, solicit or encourage any customer or potential customer of Redhook to limit, restrict or cease use of Redhook’s services or products.

3.         Consideration. Target Principal acknowledges receiving adequate consideration for entering into this Agreement, including but not limited to a portion of the Merger Consideration received by Target Principal pursuant to the Merger Agreement, Target Principal’s employment with Redhook, and the salary and/or compensation for Target Principal’s employment with Redhook.

4.         Judicial Determinations.  Whenever possible, each term or provision of this Agreement will be interpreted in a manner to be valid and enforceable, but if any term or provision of this Agreement is held to be invalid or unenforceable, then such term or provision will be ineffective only to the extent of such invalidity or unenforceability, without invalidating or affecting in any manner whatsoever the remainder of such term or provision or the remaining terms or provisions of this Agreement.  If the final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

5.         Relief.  Target Principal expressly acknowledges and agrees that Redhook’s remedy at law for a breach or threatened breach of any of the provisions of Sections 1 or 2 would be inadequate.  In recognition of that fact, in the event of a breach or threatened breach by Target Principal of the provisions of Section 1 or 2, it is agreed that, in addition to its remedy at law and without posting any bond, Redhook shall be entitled to, and Target Principal agrees, if Redhook establishes that a breach or threatened breach has occurred, not to oppose Redhook’s request for equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction, or any other equitable remedy that may then be available.  Nothing herein contained shall be construed as prohibiting Redhook from pursuing any other remedies available to it for such breach or threatened breach.

6.         Miscellaneous.

6.1    Assignment.  This Agreement shall inure to the benefit of and shall be binding upon Target Principal and Redhook, and their respective affiliates, subsidiaries, successors and assigns.  Redhook may assign this Agreement without the prior written consent of Target Principal to any entity which owns, operates or manages the business operations of Redhook that constitute Restricted Business.  Target Principal may not assign his obligations hereunder.

6.2    Amendment.  This Agreement may not be amended except by the mutual agreement of the Parties evidenced by a writing signed by each Party.

6.3    Notices.  All notices, requests and other communications under this Agreement shall be in writing and shall be deemed to have been duly given if delivered by hand or overnight courier against a receipt therefor, or by registered or certified mail, return receipt requested, postage prepaid, addressed to the Parties at the following addresses (or at such other addresses as shall be specified by like notice):

If to Redhook:	Redhook Ale Brewery, Incorporated
14300 NE 145th Street, Suite 210
Woodinville, WA 98072
Attn: CEO
Phone: 425-483-3232
Fax: 425-485-0761

If to Target Principal:	Kurt Widmer
5940 S.W. Terwilliger Blvd.
Portland, Oregon 97239
Phone: 503-331-7241

Any notice or communication so given shall be deemed to have been delivered on the date of receipt of such delivery at the address set forth above (or such other address designated pursuant hereto).

6.4    Choice of Law.  This Agreement and the Parties’ rights and obligations hereunder shall be governed by and construed in accordance with the internal laws of the State of Washington without giving effect to the choice of law principles thereunder.

6.5    Entire Agreement.  This Agreement sets forth the entire agreement and understanding of the Parties relating to the subject matter hereof, and supersedes all prior oral and written agreements, arrangements and understandings relating to the subject matter hereof.

[one signature page follows]

IN WITNESS WHEREOF, each Party has executed this Non-Competition/Non-Solicitation Agreement effective as of the day and year first written above.

Redhook Ale Brewery, Incorporated

By:	/s/ Paul S. Shipman	/s/ Kurt Widmer
Name:	Paul S. Shipman	Kurt Widmer
Title:	Chief Executive Officer

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